UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 29, 2010

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Hartford Plaza, Hartford, Connecticut		06155
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 29, 2010, the board of directors (the "Board") of The Hartford Financial Services Group, Inc. (the "Company") elected each of Paul G. Kirk, Jr. and Thomas A. Renyi as a new director of the Board, effective immediately. Messrs. Kirk and Renyi were each appointed to serve on the following committees of the Board: the Compensation and Personnel Committee, the Finance/Investment/Risk Management Committee, the Legal and Public Affairs Committee and the Executive Committee.

Neither Mr. Kirk nor Mr. Renyi has a direct or indirect interest in any transaction with the Company that would qualify as a related party transaction under Item 404(a) of Regulation S-K.

Each of Mr. Kirk and Mr. Renyi will receive, as part of their compensation, $2,500 for each Board meeting attended and $2,000 for each committee meeting attended. They will also receive, for the 2010-2011 Board service year, an annual cash retainer and a restricted stock award in an amount to be determined by the Board at its May, 2010 meeting. They will also each be provided with $100,000 of Group Term Life and $750,000 of Accidental Death and Dismemberment insurance, and all travel expenses incurred by them in connection with their service on the Board will be reimbursed by the Company.

In addition, as a new Director, Mr. Renyi will receive a prorated portion of the 2009-2010 compensation package for non-employee directors for the 2009-2010 Board service year described in the Company's 2009 Proxy Statement filed with the Securities and Exchange Commission on April 13, 2009, including a prorated annual cash retainer of $7,500, payable immediately, and a prorated restricted stock award valued at $25,000 that will be granted on or around April 30, 2010 based on the Company's closing stock price on the grant date. The award will fully vest on the last day of the 2009-2010 Board service year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

April 2, 2010	By:	/s/ Alan J. Kreczko

Name: Alan J. Kreczko
Title: Executive Vice President and General Counsel